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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Church & Dwight Co., Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHURCH & DWIGHT CO., INC.

Certain information contained in the first paragraph of the section entitled Compensation of Directors, which begins on page 10 of the Proxy Statement mailed to stockholders on or about April 1, 2004 is not correct.

The corrected paragraph reads in its entirety as follows:

COMPENSATION OF DIRECTORS

With the exception of the Lead Director, Directors who were not employees of the Company earned an annual retainer of $30,000 in 2003. The Lead Director earned an annual retainer of $40,000 in 2003. In addition, non-employee Directors earned $1,000 for each Board meeting attended. Each non-employee Director who was Chairperson of the Audit Committee, the Compensation & Organization Committee or the Governance & Nominating Committee earned an additional $2,000 for each committee meeting attended and all other non-employee Directors earned an additional $1,000 for each committee meeting attended. The annual retainers and attendance compensation for Directors is expected to remain the same for the year 2004. Non-employee Directors do not participate in any of the Company’s compensation plans. Directors’ compensation programs are described below. The compensation of each non-employee Director for 2003 did not exceed $96,000, with the exception of Mr. Minton (see Transactions with Management discussion on page 20).

By Order of the Board of Directors,

SUSAN E. GOLDY

Vice President, General Counsel and

Secretary

Princeton, New Jersey

April 16, 2004

CORPORATE HEADQUARTERS 469 N. HARRISON ST., PRINCETON, NJ 08543

PHONE (609) 683-5900 FAX (609) 683- 5092